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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): MAY 21, 1996


                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)


        DELAWARE                       1-10662                  75-2347769
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)


810 HOUSTON STREET, SUITE 2000, FORT WORTH, TEXAS                76102
    (Address of principal executive offices)                   (Zip Code)


                                (817) 870-2800
             (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

On May 21, 1996, the Board of Directors of Cross Timbers Oil Company, a Delaware corporation ("the Company"), increased the Company's 1996 development budget to $40 million, a 60% increase over the $25 million initially budgeted. Further increases in development expenditures to $60 to $80 million are expected in 1997, depending on drilling results in 1996 and commodity prices.

The Company plans to allocate 10% to 20% of these expenditures to higher risk projects, including step-out development wells and exploratory drilling. Selected projects must have the potential to add three to ten million net equivalent barrels to the Company's proved reserves and to substantially increase its cash flow. The Company is currently pursuing a natural gas opportunity that meets this criteria in southeastern New Mexico.

In addition to the previously announced agreement to acquire primarily gas-producing properties in the Green River Basin of southwestern Wyoming for a preliminary purchase price of $40 million, the Company plans to make strategic acquisitions totaling $120 million over the next 18 months. Such acquisitions will include additional interests in and around the Company's current operations, as well as purchases of the Company's common stock. The Board of Directors has authorized the purchase of up to two million of the Company's common shares, or about 11% of shares outstanding. The shares will be purchased from time-to-time in open-market or negotiated transactions when management believes the Company's stock is more attractive than other acquisition opportunities.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CROSS TIMBERS OIL COMPANY

Date: June 7, 1996                       By:  /s/ LOUIS G. BALDWIN
                                            -------------------------------
                                                  Louis G. Baldwin
                                                  Senior Vice President and
                                                    Chief Financial Officer

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